Exhibit 10.10

FIRST AMENDMENT TO THE
TEXAS EASTERN PRODUCTS PIPELINE COMPANY
RETENTION INCENTIVE COMPENSATION PLAN
PHANTOM UNIT AWARD AGREEMENT

WHEREAS, Texas Eastern Products Pipeline Company, LLC (“TEPPCO”) maintains the Texas Eastern Products Pipeline Company Retention Incentive Compensation Plan (the“Plan”); and

WHEREAS, pursuant to the Plan, TEPPCO has entered into a Phantom Unit Award Agreement (the “Agreement”) certain Eligible Employees (the “Participant”) setting forth the conditions of the Phantom Unit Award; and

WHEREAS, the Plan and each outstanding Agreement has been in operational compliance with Section 409A and the applicable regulatory guidance thereunder; and

WHEREAS, TEPPCO has determined that each outstanding Agreement should be amended to be in documentary compliance with Section 409A and the applicable regulatory guidance thereunder; and

WHEREAS, the transition rules of Section 409A provide that TEPPCO has the right to amend each outstanding Agreement until December 31, 2008 in order to remain in compliance with Section 409A; and

WHEREAS, Section XII of the Plan grants the Board the right to amend the Plan, or any part thereof, from time to time.

NOW THEREFORE, BE IT RESOLVED, that the outstanding Award Agreement to that certain Participant identified below is hereby amended, to read as follows, effective November 3, 2008:

1.            Section 5 “Distribution Equivalents” is hereby amended in its entirety, to read as follows:

“5.            Distribution Equivalents.       As soon as possible, but in no event later than 60 days, after each quarterly distribution date, TEPPCO shall pay to the Participant, if he or she is then an Eligible Employee and has not had a termination of employment, a cash payment equal to the product of:

(a) the total number of Phantom Units awarded to the Participant, reduced by the number of Phantom Units redeemed and paid as of the appropriate distribution record date, multiplied by

(b) the distribution paid with respect to a Limited Partnership Unit for such quarter.”

2.           Section 6 “Crediting and Redemption of Phantom Units” is hereby amended in its entirety, to read as follows:

“6.           Crediting and Redemption of Phantom Units.

(a)           Except as otherwise provided in this Section 6, as of the crediting date set forth in the accompanying Certificate (the “Vesting Date”), Participant shall be credited with such portion of the total Phantom Units awarded to the Participant as set forth in the Certificate. Such Phantom Units shall be credited to the Participant’s Phantom Unit Account and shall become vested and nonforfeitable.

(b)          Redemption and cash payment of the amount of the Phantom Units credited to the Participant’s Phantom Unit Account as of the Vesting Date shall automatically occur within 60 days following the Vesting Date.

(c)           If the Participant’s employment with TEPPCO is terminated, any Phantom Units that have been awarded, but not credited, to Participant’s Phantom Unit Account at such time shall be subject to forfeiture in accordance with Section 16 below and the terms of the Plan.

(d)           If Participant’s employment is terminated due to disability (as defined in Section 409A of the Code and applicable regulatory guidance) or death (collectively, “Severance”), any Phantom Units that have been awarded, but not credited, to a Participant’s Phantom Unit Account at such time of any such Severance shall be immediately credited to a Participant’s Phantom Unit Account as of the date of such Severance and redemption and payment shall be made within 60 days following the date of such Severance.

(e)           Phantom Units will be redeemed in the form of cash payment by TEPPCO.  The cash value of each Phantom Unit will be based on the Market Value of a Limited Partnership Unit as of the close of business on the Vesting Date or on the last preceding date on which Market Value can be determined.  Redemption and cash payment shall be made no later than 60 days following the Vesting Date.  Cash payment shall be made to the Participant, provided however, payment upon the death of a Participant shall be made to the Participant’s surviving spouse, or if no surviving spouse exists, to the estate or legal representative.

(f)           Notwithstanding anything to the contrary herein, if the Committee, in its sole and absolute discretion, determines that the Participant has an unforeseeable emergency as defined in Treasury Regulation Section 1.409A-3(i)(3) and meets all the conditions as set forth therein, then it shall accelerate the crediting of Phantom Units to the Participant’s Phantom Unit Account and redemption and payment shall occur within 60 days after the occurrence of the unforeseeable emergency.”

3.           Section 7 “Distributions on Account of Death” is hereby deleted in its entirety.

4.           Section 17 “Termination of Prior Award” is hereby deleted in its entirety.

5.           All references to Sections in the Agreement that would now be inconsistent due to the deletion of Section 7 and 17 are hereby amended to reference the appropriate Section. For example, Section 6(e) references Section 16 in the Agreement.  Due to the deletion of Section 7, the reference to Section 16 might be misleading or inconsistent and such reference shall be amended to reference the appropriate Section.

IN WITNESS WHEREOF, TEPPCO has executed this Amendment in its corporate name the 3rd day of November, 2008.

TEXAS EASTERN PRODUCTS
PIPELINE COMPANY, LLC

ATTEST:

By: /s/ JERRY E. THOMPSON
Jerry E. Thompson
President & Chief Executive Officer

The Participant hereby agrees to the following Amendment and consents to such changes effective as set forth above.

PARTICIPANT:

Name:

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